Exhibit 10.8

BENEFICIAL MUTUAL SAVINGS BANK

ELECTIVE DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED
EFFECTIVE AS OF JANUARY 1, 2004

BENEFICIAL MUTUAL SAVINGS BANK
ELECTIVE DEFERRED COMPENSATION PLAN

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4.4 Participant Directed Investment Options	5
4.5 Statement of Account	5

ARTICLE V PLAN DISTRIBUTIONS	6

5.1 Termination Benefits	6
5.2 Retirement and Disability Benefits	6
5.3 Death Benefits	6
5.4 Unforeseeable Emergency Distributions	6
5.5 Election of Form of Benefit Payment	6
5.6 Form of Benefit Payments	7
5.7 Withholding for Payroll Taxes	7
5.8 Commencement of Payments	7
5.9 Payment to Guardian	7

ARTICLE VI BENEFICIARY DESIGNATION	8

6.1 Beneficiary Designation	8
6.2 Amendments	8
6.3 No Beneficiary Designation	8
6.4 Effect of Payment	8
6.5 Death of Beneficiary	8

ARTICLE VII ADMINISTRATION	9

7.1 Committee	9
7.2 Agents	9
7.3 Binding Effect of Decisions	9
7.4 Indemnity of Committee	9

ARTICLE VIII CLAIMS PROCEDURE	10

8.1 Claim	10
8.2 Denial of Claim	10
8.3 Review of Claim	10
8.4 Final Decision	10

ARTICLE IX AMENDMENT, MERGER AND TERMINATION OF PLAN	11

9.1 Amendment of Plan	11
9.2 Merger of Plan	11
9.3 Termination of Plan	11

ARTICLE X MISCELLANEOUS	12

10.1 Unfunded Plan	12
10.2 Unsecured General Creditor	12
10.3 Nonassignability	12

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10.4 Not a Contract of Employment	12
10.5 Participant Cooperation	12
10.6 Terms	12
10.7 Captions	12
10.8 Governing Law	12
10.9 Validity	13
10.10 Notice	13
10.11 Successors	13

iii

BENEFICIAL MUTUAL SAVINGS BANK
ELECTIVE DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED
EFFECTIVE AS OF JANUARY 1, 2004

ARTICLE I

PURPOSE

The purpose of this Elective Deferred Compensation Plan (hereinafter referred to as the “Plan”) is to permit a select group of management or highly compensated employees of Beneficial Mutual Savings Bank (“the Employer”) to elect to defer compensation and to provide for the distribution of benefits at the time and in the manner described herein. The plan is designed to allow these employees to maximize their ability to save on a tax-deferred basis and providing such key employees those benefits that would have been available under the Beneficial Mutual Savings Bank Employees’ Savings Plan but have been curtailed by application of:

(a)	limitation placed on elective deferral contributions under Section 402(g) of the Code;

(b)	the limitation on compensation taken into account under a qualified plan under Section 401(a)(17) of the Code;

(c)	the limitation on annual additions to qualified retirement plans;

in accordance with Sections 402(g), 401(a) and 415(c), respectively, of the Internal Revenue Code (the “Code”), all of which limitations shall be adjusted annually for increases in the cost-of-living in accordance with Article 415(d) of the Code; and

(d)	the nondiscrimination testing requirements under Articles 401(k) and (m) of the Code.

The plan is intended to constitute a nonqualified deferred retirement plan which, in accordance with ERISA §§ 201(2), 301(a)(3) and 401(a)(1), is “unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.”

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1     401(k) Plan. “401(k) Plan” means the Beneficial Mutual Savings Bank Employees’ Savings Plan, as sponsored by Beneficial Mutual Savings Bank, or any successor plan thereto providing a cash or deferred arrangement described in Section 401(k) of the Code in which the Participants in this Plan also participate and which is sponsored by the Employer.

2.2     Beneficiary. “Beneficiary” means the person, persons, or entity designated by the Participant to receive any amounts payable from the Participant’s Deferred Compensation Account after the Participant’s death.

2.3     Board. “Board” means the Board of Managers of Beneficial Mutual Savings Bank.

2.4     Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.5     Committee. “Committee” means those individuals appointed by the Board of Managers to administer this Plan.

2.6     Compensation. “Compensation” means the total compensation paid by the Employer to a Participant during the Plan Year, including bonuses and amounts not includable in income by reason of a Participant’s agreement to defer Compensation under the terms of this Plan or a Participant’s election under a cash or deferred arrangement under Section 401(k) of the Code or a cafeteria plan described in Section 125 of the Code.

2.7     Deferred Compensation. “Deferred Compensation” means the amount of Compensation not yet earned which the Participant and the Employer mutually agree shall be deferred in accordance with the provisions of this Plan.

2.8     Deferred Compensation Account. “Deferred Compensation Account” means the individual account maintained in a Rabbi Trust established and maintained by the Employer to which Deferred Compensation and Employer Matching Contributions for each Participant are credited, and to which interest, dividends, and investment gains are added to the account and the amount of any distributions, investment loses, and expenses are deducted from the account.

2.9     Deferred Compensation Agreement. “Deferred Compensation Agreement” means the agreement between the Employer and the Employee to defer Compensation under the terms of the Plan.

2.10   Disability Retirement. “Disability Retirement” means retirement from service from the Employer resulting from a physical or mental condition which prevents a Participant from satisfactorily performing the Participant’s usual duties for the Employer, which becomes effective on the first day of the month immediately following the Plan Year quarter during which the Participant has satisfied the requirements for benefits under the Employer’s Long Term Disability Plan.

2.11   Early Retirement. “Early Retirement” means retirement from service with the Employer which becomes effective on the first day of the month immediately following the Plan Year quarter during which the Participant attains age 55.

2.12   Effective Date. “Effective Date” of this amended and restated Plan means January 1, 2004. The Effective Date of the original Plan was October 1, 1996.

2.13   Eligible Employee. “Eligible Employee” means a highly compensated employee or a select member of management who the Committee determines is eligible to participate in the Plan.

2.14   Employee. “Employee” means an individual employed as a common law employee of the Employer.

2.15   Employer. “Employer” means Beneficial Mutual Savings Bank, having its principal place of business in the Commonwealth of Pennsylvania including all members of the controlled group of corporations or trades or businesses under common control as defined under Code Section 414(b) and (c) respectively, or any successors to the business thereof.

2.16   Employer Matching Contribution. “Employer Matching Contribution” means the contributions, if any, that are credited to the Participant’s Deferred Compensation Account in accordance with the matching contribution provisions of the Plan.

2.17   Entry Date. “Entry Date” means the date on which an Employee becomes an Eligible Employee.

2.18   Late Retirement. “Late Retirement” means retirement from service with the Employer after the Participant has attained age 65 which becomes effective on the first day of the month immediately following the Plan Year quarter during which the Participant retires from service with the Employer.

2.19   Normal Retirement. “Normal Retirement” means retirement from service with the Employer which becomes effective on the first day of the month immediately following the Plan Year quarter during which the Participant attains age 65.

2.20   Participant. “Participant” means any individual who is participating or has participated in this Plan.

2.21   Plan Benefit. “Plan Benefit” means the benefit payable to a Participant as determined in accordance with the provisions of this Plan.

2.22   Plan Year. “Plan Year” means the twelve (12) consecutive month period beginning January 1st and ending December 31st.

2.23   Termination of Service. “Termination of Service” means the severance of a Participant’s employment prior to Early, Normal or Late retirement.

2.24   Trust. “Trust” means the Rabbi Trust established and maintained by the Employer for the purpose of accepting contributions under the Plan and to which interest, dividends, and investment gains are added and from which the amount of any distributions, investment losses, and expenses are deducted.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1     Eligibility. Participation in this Plan is limited to those Employees who are Eligible Employees.

3.2     Participation. Participation in the Plan shall commence on the date that an Eligible Employee executes a Deferred Compensation Agreement in the form and manner described in Section 3.3. In the first Plan Year in which an Employee becomes an Eligible Employee, the Eligible Employee may execute a Deferred Compensation Agreement for services to be performed in that Plan Year subsequent to execution of that Agreement provided that the Deferred Compensation Agreement is executed within 30 days after the date that the Employee became an Eligible Employee. In all other instances, Deferred Compensation Agreements shall be executed before the beginning of the calendar year in which the Compensation is payable. Participation in this Plan is not predicated on participation in the 401(k) Plan.

3.3     Deferred Compensation Agreements. A Deferred Compensation Agreement shall be effective as of the first day of the payroll period beginning immediately following the first day of the Plan Year or the first day of the payroll period beginning immediately following the Entry Date. A Deferred Compensation Agreement will remain in effect for the initial Plan Year and each Plan Year thereafter. A Deferred Compensation Agreement may not be changed with respect to the Plan Year. Any modification or revocation of a Deferred Compensation Agreement shall only be effective beginning with the Plan Year following the Plan Year in which the modification or revocation is made.

ARTICLE IV

DEFERRED COMPENSATION ACCOUNT

4.1     Deferred Compensation. The amount of Compensation that a Participant elects to defer pursuant to a properly executed Deferred Compensation Agreement shall be made by payroll deduction and credited to the Participant’s Deferred Compensation Account as the non-deferred compensation becomes payable.

4.2     Employer Matching Contributions. To the extent a Participant has made the maximum elective deferral to the 401(k) Plan, the Employer may contribute an Employer Matching Contribution on behalf of each Participant and will credit such amount to the Participant’s Deferred Compensation Account. The amount of the Employer Matching Contribution, if any, shall be determined in the sole discretion of the Board.

4.3     Vesting. A Participant will always be 100% vested in the account balance of his Deferred Compensation Account. However, all funds placed in the Rabbi Trust by the employer will still be subject to the claims of the Employer’s creditors. Participants have no beneficial ownership in or preferred claim on their Deferred Compensation Accounts until actual payment. The rights of Participants are those of an unsecured general creditor of the Employer as described in Section 10.2 of this Plan.

4.4     Participant Directed Investment Options. Each Participant shall have the opportunity to direct the investment of his Deferred Compensation Account among the investment options selected by the Committee in multiples of 1%. Transfers among investment options may be made on a quarterly basis throughout the Plan Year, to be effective as soon as administratively feasible. The right to direct investment options shall in no way be interpreted to give the Participant any greater claim to those funds so directed than that which has been granted to the Participant by the terms of this Plan and, specifically, Section 4.3 above.

4.5     Statement of Account. The Committee shall submit to each Participant, within thirty (30) days after the close of each calendar quarter and at such other time as determined by the Committee, a statement setting forth the balance to the credit of the Deferred Compensation Account maintained for a Participant.

ARTICLE V

PLAN DISTRIBUTIONS

5.1     Termination Benefits. The Employer shall pay a Plan Benefit equal to the amount of the Participant’s vested Deferred Compensation Account to each Participant who separates from employment prior to retirement.

5.2     Retirement and Disability Benefits. The Employer shall pay a Plan Benefit equal to the amount of the Participant’s Deferred Compensation Account to each participant who separates from service on account of Disability, Early, Normal, or Late Retirement.

5.3     Death Benefits. Upon the death of a Participant, the Employer shall pay to the Participant’s beneficiary an amount determined as follows:

(a) If the Participant dies after separation from employment with the Employer, the amount payable shall be equal to the remaining unpaid balance of the Participant’s Deferred Compensation Account.

(b) If the Participant dies prior to separation from employment with the Employer, the amount payable shall be the Participant’s Deferred Compensation Account balance at the time death occurs. Prior to his death, a Participant may elect that death benefits be paid to his beneficiary in a form described in Section 5.6. If the Participant does not elect a form of payment, benefits shall be paid in a lump sum to the beneficiary.

5.4     Unforeseeable Emergency Distributions. Upon a finding that a Participant has suffered an unforeseeable emergency, the Committee may, in its sole discretion, allow a distribution from the Participant’s vested Deferred Compensation Account prior to the time specified for payment of benefits under the Plan. An “unforeseeable emergency” is an unanticipated emergency that is caused by an event beyond the control of the participant and that would result in severe financial hardship to the Participant if early withdrawal were not permitted. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s emergency. Following an emergency distribution, a Participant’s Deferred Compensation Agreement will be canceled and no further Compensation may be deferred for the remainder of the Plan Year.

5.5     Election of Form of Benefit Payment. With respect to a Participant who retires at Early, Normal or Late Retirement, Plan Benefits shall be paid in one of the forms provided in Paragraph 5.6 as elected by the Participant, unless the Committee, in its sole discretion, selects an alternative method. The Participant shall elect the form of benefit payment at least 90 days prior to his Early, Normal or Late Retirement. A Participant who fails to elect the form of benefit payment shall be deemed to have elected a Plan Benefit in the form of a lump-sum payment. The Participant’s form of benefit election shall be irrevocable, unless the Committee, in its sole discretion, decides otherwise. With respect to a Participant who terminates prior to Early, Normal or Late Retirement, Plan Benefits shall be paid in a lump sum. However, Plan Benefits payable pursuant to paragraph 5.3(a) shall be paid in the same form as prior to the Participant’s death, unless the Committee in its sole discretion decides to pay benefits in a lump-sum.

5.6     Form of Benefit Payments

(a) Monthly installments, either (i) over the Participant’s or beneficiary’s life expectancy, whichever is applicable, or (ii) for any period certain specified by the Participant.

(b) A lump-sum payment.

(c) A combination of (a) and (b) above. The Participant shall designate the percentage payable under each option.

5.7     Withholding for Payroll Taxes. The Employer shall withhold from Plan Benefits any income or employment taxes required to be withheld from a Participant’s wages.

5.8     Commencement of Payments. Payment shall commence within thirty (30) days of the end of the Plan Year quarter in which a Participant becomes eligible for a Plan Benefit, unless the Committee, in its sole discretion decides otherwise.

5.9     Payment to Guardian. If a Plan Benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment of such Plan Benefit to the guardian, legal representative or person having the care and custody of such minor or incompetent person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan Benefit. Such distribution shall completely discharge the Committee and the Employer from all liability with respect to such Plan Benefit.

ARTICLE VI

BENEFICIARY DESIGNATION

6.1     Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary and contingent) to whom payment under this Plan shall be paid in the event of death prior to complete distribution of the Participant’s Plan Benefit. Each beneficiary designation shall be in a written form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime.

6.2     Amendments. Any Beneficiary designation may be changed by a Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary Designation with the Committee. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed.

6.3     No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant predeceases the Participant, the Committee, in its discretion, shall direct the Employer to distribute such Participant’s Plan Benefit (or the balance thereof) as follows:

(a) to the Participant’s surviving spouse, if any, or

(b) if the Participant shall have no surviving spouse, then to the Participant’s surviving children in equal shares; or

(c) if the Participant shall have no surviving spouse or children, then to the Participant’s estate, or

(d) in the absence of an estate in accordance with the intestate statute of the Participant’s domicile.

6.4     Effect of Payment. Payment to the Beneficiary or as provided in Section 6.3 above, shall completely discharge Employer’s obligations under this Plan.

6.5     Death of Beneficiary. Following commencement of payment of Plan Benefits, if the Beneficiary designated by a deceased Participant dies before receiving a complete distribution of the Plan Benefit, the Committee shall direct the Employer to distribute the balance of such Plan Benefit:

(a) as designated by the Beneficiary in a written form prescribed by the Committee which is effective only when filed with the Committee during the Beneficiary’s lifetime; or

(b) if the Beneficiary shall not have made such designation, then to the Beneficiary’s estate.

ARTICLE VII

ADMINISTRATION

7.1     Committee. This Plan shall be administered by the Committee. Members of the Committee may be Participants under the Plan.

7.2     Agents. The Committee may appoint an individual to be the Committee’s agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

7.3     Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and binding upon all persons having any interest in the Plan.

7.4     Indemnity of Committee. The Employer shall indemnify and hold harmless each of the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by such members of the Committee.

ARTICLE VIII

CLAIMS PROCEDURE

8.1     Claim. Any person claiming a Plan Benefit shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

8.2     Denial of Claim. If the claim is denied, the written notice of denial shall be made within ninety (90) days of the date of receipt of such claim or request by the Committee and shall state:

(a) The reason for denial, with specific reference to the Plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the Plan’s claim review procedure.

8.3     Review of Claim. Any person whose claim or request is denied or who has not received a response within ninety (90) days may request review by notice given in writing to the Committee within sixty (60) days of receiving a response or one hundred fifty (150) days from the date the claim was received by the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4     Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time for the extension shall be limited to one hundred twenty (120) days after the Committee’s receipt of a request for review. The decision shall be in writing and shall state the reasons and relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX

AMENDMENT, MERGER AND TERMINATION OF PLAN

9.1     Amendment of Plan. The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any Deferred Compensation Account maintained pursuant to any existing Deferred Compensation Agreement under the Plan.

9.2     Merger of Plan. The Board may at any time merge the Plan and its related Trust into another non-qualified plan maintained by the Employer or any member of a controlled group of corporations or trades or businesses under common control as defined in Code Section 414(b) or (c), respectively.

9.3     Termination of Plan. The Board may at any time terminate the Plan with respect to new deferral elections or in its entirety if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Employer. If the Plan is terminated in its entirety, each Participant shall be 100% vested in the value of his Deferred Compensation Account. Upon such termination, each participant will receive the value of his Deferred Compensation Account in the form of a lump-sum payment to be made no later than 120 days following the termination date.

ARTICLE X

MISCELLANEOUS

10.1   Unfunded Plan. This Plan is intended to be an Unfunded Plan maintained primarily to provide Deferred Compensation benefits for a select group of management employees or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax deferral opportunities and retirement benefits to Eligible Employees who have elected to participate in the Plan.

10.2   Unsecured General Creditor. Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of Employer to pay money in the future. Under the provisions of this Plan, Participants’ rights will be those of unsecured general creditors of the Employer.

10.3   Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or separation for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or an other person’s bankruptcy or insolvency.

10.4   Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or the Participant’s Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

10.5   Participant Cooperation. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder and such other action as may be requested by the Employer.

10.6   Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.7   Captions. The captions of articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.8   Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania.

10.9   Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.10 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the President of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

10.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

IN WITNESS WHEREOF, and pursuant to resolution of the Board of Managers of the undersigned corporation, such corporation has caused this amended and restated Plan to be executed by its duly authorized officers, effective as of January 1, 2004, on this _____ day of ____________________, 2004.

ATTEST:	BENEFICIAL MUTUAL SAVINGS BANK

By: